Item 27. Exhibit (h) i. c. 1. vi.

SIXTH AMENDMENT TO PARTICIPATION AGREEMENT REGARDING RULES 30e-3 AND 498A

Massachusetts Mutual Life Insurance Company (the “Company”), Delaware Ivy Variable Insurance Portfolios (“Delaware Ivy VIP”), and Delaware Distributors, L.P. (“DDLP”), a Delaware limited partnership, are parties to a participation agreement dated October 25, 2012 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is effective as of May 1, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Variable Accounts”), Delaware Ivy VIP and DDLP (collectively, the “Parties”).

RECITALS

WHEREAS, effective April 30, 2021, Ivy Distributors, Inc. (“IDI”) assigned all its rights, duties and obligations under the Participation Agreement to DDLP;

WHEREAS, effective as of July 1, 2021, each Portfolio of Ivy Variable Insurance Portfolios changed their name from Ivy Variable Insurance Portfolios to Delaware Ivy Variable Insurance Portfolios as detailed in the supplement to each Portfolio’s prospectus and statement of additional information, dated April 30, 2021;

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of Delaware Ivy VIP (the “Portfolios”) as a funding vehicle for the Variable Accounts to persons that are registered owners of such Variable Accounts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Variable Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Variable Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Portfolio shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

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Whereas, Section 5(b)(2 of the Securities Act of 1933, as amended (the 1933 Act) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act) (Rule 498A) for the Portfolios be delivered to Contract Owners under certain circumstances;

Whereas, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements of paragraph (j) of Rule 498A for “on-line” delivery;

Whereas, paragraph (j) of Rule 498A requires, inter alia, that some of the Portfolio Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Accounts, and the Company intends to host said website;

Whereas, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless Delaware Ivy VIP prepares and provides the Portfolio Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, Delaware Ivy VIP, and DDLP hereby agree to amend the Participation Agreement as follows:

1.	Provision of Portfolio Documents; Website Posting.

(a)
Portfolio Documents. Delaware Ivy VIP (and DDLP) is(are) responsible for preparing and providing to the Company the following “Portfolio Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)
Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

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(b)	Deadline for Providing, and Currentness of, Portfolio Documents.

(i)
Delaware Ivy VIP and DDLP shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)
Delaware Ivy VIP and DDLP shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 7 business days before the date each time that the required materials are required to be posted by Rule 30e-3. Delaware Ivy VIP and DDLP represents and warrants that the Shareholder Reports provided to Contract Owners contain the Complete Portfolio Holdings as of the date of the respective Shareholder Report. If Delaware Ivy VIP and DDLP discontinue including the Complete Portfolio Holdings in the Shareholder Reports, they will give the Company no less than sixty (60) day’s advance written notice.

(c)
Format of Portfolio Documents. Delaware Ivy VIP and DDLP shall provide the Portfolio Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (e)(2)(i) of Rule 498);

(ii)
permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (e)(2)(ii) of Rule 498); and

(iii)
permit persons accessing the Portfolio Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (e)(2)(i) and (ii) of Rule 498 (in accordance with paragraph (e)(3) of Rule 498).

(d)
Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Portfolio Documents are publicly accessible, free of charge, at that website, in accordance with the

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conditions set forth in that paragraph, provided that Delaware Ivy VIP and DDLP fulfill their obligations under this Amendment.

(e)
Notice Fee. Delaware Ivy VIP and/or DDLP shall bear proportionate costs of preparing and mailing the notices of availability of the Portfolio’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3 through the payment of a Notice Fee to the Company.

i.	Amount of Fee. The Notice Fee shall be calculated as a pro-rata share based on the number of Contract Owners invested in the Portfolio.

ii.
Payment of Fee.  Delaware Ivy VIP and/or DDLP shall pay the Notice Fee to the Company within 15 business days after the end of the calendar quarter in which the required notices are sent. Prior to the first payment of the Notice Fee and as reasonably requested thereafter, the Company agrees to provide appropriate documentation to Delaware Ivy VIP and/or DDLP to quantify how the Company arrived at the Notice Fee (and such documentation will also include the number of other investment companies that are being utilized by the Company for its Variable Accounts and relying on Rule 30e-3).

iii.
Review and Renegotiation. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of preparing and mailing the notices of availability of the Portfolio’s Shareholder Reports to Contract Owners (pursuant to paragraph (c) of Rule 30e-3. The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

(f)	Use of Summary Prospectuses.

(i)
The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	Delaware Ivy VIP and DDLP shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.
Content of Portfolio Documents. Delaware Ivy VIP and DDLP shall be responsible for the content and substance of the Portfolio Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Portfolio

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Documents. Without limiting the generality of the foregoing in any manner, Delaware Ivy VIP and DDLP shall be responsible for ensuring that the Portfolio Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)
Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Portfolio Documents for Paper Delivery. Delaware Ivy VIP and DDLP shall:

(a)
As the Company may reasonably request from time to time, Delaware Ivy VIP or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Portfolio Documents as set in type), and such other assistance as is reasonably necessary to have the then current Portfolio Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by Delaware Ivy VIP.

(b)
Alternatively and at their expense, if requested by the Company periodically in lieu thereof, provide the Company with sufficient paper copies of the then current Portfolio Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than fifteen (15) business days after the request from the Company is received by either Delaware Ivy VIP or DDLP.

(c)	Delaware Ivy VIP and/or DDLP shall reimburse the Company for the costs of mailing the Portfolio Documents to Contract Owners.

4.
Portfolio Expense and Performance Data. Delaware Ivy VIP shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, Delaware Ivy VIP shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

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(a)
the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

(b)
the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio; and

(c)
the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)
This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)
To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.
Indemnification. Delaware Ivy VIP and DDLP specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising out of or resulting from any claim or action of any type

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whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure by Delaware Ivy VIP or DDLP to provide the Portfolio Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment.

This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company: MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account		DELAWARE IVY VARIABLE INSURANCE PORTFOLIOS

By:	/s/ Philip Michalowski	By:	/s/ Daniel Geatens
Print Name:	Philip Michalowski	Print Name:	Daniel Geatens
Title:	Head of Annuity Product	Title:	Head, US Fund Administration

DELAWARE DISTRIBUTORS, L.P.

By:	/s/ Brett Wright
Print Name:	Brett Wright
Title:	President